Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (“Agreement”) is entered into by and between Thomas & Betts Corporation, a Tennessee corporation (the “Company”), and Kenneth W.  Fluke (“Executive”).

BACKGROUND:

Executive is employed by the Company as its Senior Vice President and Chief Financial Officer.   Executive has informed the Company of his intention to retire in October 2009.  The Company and Executive desire to provide certain retirement benefits and to provide for continued services in a consulting capacity following retirement, all to ensure smooth transition.  The Company and Executive intend, by this Agreement, to establish the terms and conditions of Executive’s retirement and consulting services.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the Company and Executive agree as follows:

1.      Retirement.  Executive’s retirement shall occur automatically pursuant to the terms of this Agreement on October 1, 2009 (the “Retirement Date”) in the event Executive’s death or other termination of employment has not occurred before the Retirement Date.   Upon Executive’s retirement on the Retirement Date, Executive shall be entitled to the Retirement benefits set forth in Section 2 and the payments set forth in Section 3 of this Agreement.  Executive shall not be entitled to any benefits or payments under this Agreement if Executive’s death or other termination of employment occurs before the Retirement Date.

2.      Retirement Benefits.

(a)      Discretionary Bonus.  The Company shall pay Executive (or his beneficiary) a lump sum payment during the 2½ month period ending March 15, 2010 equal to 100% of the annual bonus that would have been payable to Executive under the terms of the Thomas & Betts Corporation Management Incentive Plan with respect to performance during 2009 had Executive been employed by the Company on the date payments are made to employees under such Plan.

(b)      Options and Restricted Stock.  The Company’s Compensation Committee shall take any and all actions necessary under the Thomas & Betts Corporation 2008 Stock Incentive Plan and the Thomas & Betts Corporation Equity Compensation Plan to (i) waive the forfeiture of Executive’s restricted stock that would otherwise occur on October 2, 2009, (ii) provide that the restricted stock held by Executive on October 1, 2009 shall become vested on the date such restricted stock was scheduled to vest (absent Executive’s termination of employment) provided Executive complies with the terms of the Employment Proprietary Information and Invention Agreement signed by Executive on June 12, 2000 (the “Non-compete Agreement”), (iii) cause all options granted to Executive and outstanding on the Retirement Date to become fully vested on the Retirement Date, and (iv) cause all such options to remain exercisable until the earliest of (A) the stated expiration date of the option, (B) the third anniversary of the Retirement Date, or (C) the tenth anniversary of the original date of grant of the option.

(c)      Benefits under Company Plans and Arrangements.  Executive shall be entitled to benefits under the following plans and arrangements in accordance with the terms of the applicable plan or arrangement:  (i) the Thomas & Betts Corporation Executive Retirement Plan; (ii) The Thomas & Betts Corporation Supplemental Executive Investment Plan; (iii) Part A of the Thomas & Betts Pension Plan; (iv) the Thomas & Betts Corporation Employees’ Investment Plan; (v) the executive life insurance program (with no further premium payments made by the Company);  (vi) the Indemnity Agreement entered into between the Company and Executive; and (vii) coverage under the Company’s D&O policy.

(d)      COBRA.  Upon Executive’s Retirement, Executive shall be entitled to elect continuation coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended, under Company’s group health plans.

3.      Consulting Arrangement.  Executive shall provide services to the Company as a consultant during the period beginning October 2, 2009 and ending December 31, 2009 (the “Consulting Period”).

(a)      Duties and Responsibilities.  During the Consulting Period, Executive shall have such duties and responsibilities as are determined from time to time by the Chief Executive Officer.  During the Consulting Period, Executive’s services to the Company are expected to include, [among other things, advice and assistance with strategic opportunities.]  However, Executive will not act as an agent of the Company without the prior written consent of the Chief Executive Officer, Executive’s time commitment to the Company shall not exceed 20% of the average level of services performed by Executive during the 36-month period immediately preceding the Retirement Date, and Executive shall not be required to travel outside of the Memphis area more than two business days in any calendar month.

(b)      Payment during Consulting Period.  During the Consulting Period, the Company shall pay Executive (or his beneficiary) $40,111.00 per month for consulting services, with payments being made on the date Executive would have received payments of base salary had he continued in employment during the Consulting Period.   Such payments shall be made regardless of the amount of services provided by Executive during the Consulting Period.

4.      Successors and Assigns.  This Agreement may not be assigned by Executive.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and Executive’s heirs and personal representatives and Company’s successors and assigns.

5.      Compliance with Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.

6.      Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

7.      Prior Understandings.  This Agreement supersedes all other oral or written agreements or understandings between the Company and Executive regarding the subject matter hereof, other than the Non-Compete Agreement.  No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto.  The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

8.      Cooperation.  Executive agrees to promptly do such acts, and execute, and deliver all such papers, including but not limited to resignation from the board of directors of any Company subsidiary, as may be necessary or desirable in the sole discretion of the Company to reflect Executive’s retirement.  Executive further agrees to provide his best efforts to cooperate in any investigation or legal proceeding if requested to do so by the Company, and agrees to exercise his best care and efforts to protect the best interests of the Company (and its affiliates) to the extent he is requested to participate in any such investigation or proceeding.  Executive further agrees not to voluntarily cooperate or participate in any investigation or legal proceeding on behalf of any person or entity adverse to the Company (or its affiliates) without first being required by legal process to do so.  In the event Executive’s participation or cooperation is requested regarding any matter or issue in any way relating to the Company (or its affiliates), Executive agrees to provide immediate notification to the Company’s General Counsel and Corporate Secretary.

9.      Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.     Choice of Laws.  Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Tennessee, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Tennessee (without reference to principles of conflicts of laws).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement.

June 8, 2009		/s/ Kenneth W. Fluke
Date		KENNETH W. FLUKE

June 8, 2009		THOMAS & BETTS CORPORATION
Date
	By:	/s/ Thomas & Betts Corporation
Title:

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